Exhibit 99.1

Evolus, Inc. Announces Pricing of Initial Public Offering of Common Stock

Irvine, Calif., February 7, 2018 - Evolus, Inc. (“Evolus”), a medical aesthetics company focused on providing physicians and their patients with expanded choices in aesthetic procedures and treatments, today announced the pricing of its initial public offering of 5,000,000 shares of common stock at an initial public offering price of $12.00 per share, before underwriting discounts and commissions. Evolus has also granted the underwriters a 30-day option to purchase an additional 750,000 shares of common stock at the initial public offering price, less underwriting discounts and commissions. All of the shares of common stock are being offered by Evolus.

The shares of Evolus’ common stock have been approved for listing on The Nasdaq Global Market and are expected to begin trading under the ticker symbol “EOLS” on February 8, 2018. The offering is expected to close on February 12, 2018, subject to customary closing conditions.

Cantor Fitzgerald & Co. and Mizuho Securities USA LLC are acting as joint book-running managers for the offering. SunTrust Robinson Humphrey, Inc. and JMP Securities LLC are acting as lead managers.

A registration statement on Form S-1, including a prospectus, which is preliminary and subject to completion, relating to the offering has been filed with, and declared effective by, the U.S. Securities and Exchange Commission on February 7, 2018. The offering of these shares will be made only by means of a prospectus. Copies of the prospectus may be obtained from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Ave., 6th Floor, New York, New York 10022, or by e-mail at prospectus@cantor.com; or Mizuho Securities USA LLC, Attention: Equity Capital Markets, 320 Park Ave., New York, New York 10022, or by e-mail at US-ECM@us.mizuho-sc.com, or by telephone at (212) 205-7600.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Evolus, Inc.

Evolus is a medical aesthetics company focused on providing physicians and their patients with expanded choices in aesthetic procedures and treatments. Evolus focuses on the self-pay aesthetic market and its lead product candidate, DWP-450, is an injectable 900 kDa purified botulinum toxin type A complex.

Forward-Looking Statements

This press release contains certain forward-looking statements, including statements with regard to Evolus’ proposed initial public offering. Words such as “expects,” “anticipates” and “intends” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions and no assurance can be given that the proposed initial public offering discussed above will be completed on the terms described. Completion of the proposed initial public offering and the terms thereof are subject to numerous factors, many of which are beyond the control of Evolus, including, without limitation, failure of customary closing conditions and the risk factors and other matters set forth in the prospectus included in the registration statement in the form last filed with the U.S. Securities and Exchange Commission. Evolus undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Evolus Press Contacts:

September Riharb, Vice President, Marketing
Tel: +1-805-764-6300
Email: September.Riharb@Evolus.com

Jeff Plumer, Vice President, Legal
Tel: +1-949-284-4555
Email: Jeff.Plumer@Evolus.com
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